Exhibit 10.34

ASSIGNMENT OF PATENT RIGHTS

     This Assignment of Patent Rights (the “Agreement”) is effective as of the 1st day of September, 2003 (the “Effective Date”), by and between Adrian Menzell, an individual (“Assignor”), and Save the World Air, Inc., a Nevada corporation with a principal place of business at 5125 Lankershim Blvd., North Hollywood, California 91601 (“Assignee”).

     WHEREAS, Assignor has filed a Provisional Patent Application in Australia entitled, “Improvements in or Relating to Emission Control Systems” attached hereto as Exhibit A (the “Provisional Patent Application”);

     WHEREAS, Assignor is the owner of all right, title and interest in and to the patent described in the Provisional Patent Application and all corresponding U.S. and foreign patents and patent applications, including, but not limited to, those specified in Schedule A attached hereto (the “Patent Rights”);

     WHEREAS, Assignor desires to assign and Assignee desires to acquire, the entire and exclusive right, title and interest in and to the Patent Rights and the underlying inventions described therein, in Australia, the United States and throughout the world; and

     WHEREAS, Assignor is willing to assign to Assignee all rights, title and interest in and to the Patent Rights and the underlying inventions described therein in Australia, the United States and throughout the world, subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged by Assignor, Assignor hereby irrevocably assigns, transfers and conveys to Assignee, and Assignee hereby accepts, all of Assignor’s right, title and interest throughout the world in and to the Patent Rights, the underlying inventions described therein and all existing and future design modifications and improvements thereon, and any and all patent applications whether U.S. or foreign that are or may be granted therefrom including without limitation any extensions, continuations, continuations-in-part, divisions, reissues, reexaminations, and renewals thereof, or other equivalents thereof, and further, all rights and privileges pertaining to the Patent Rights and any and all patent applications thereof whether U.S. or foreign that are or may be granted therefrom including, without limitation, the right, if any, to sue or bring other actions for past, present and future infringement thereof.

     Assignor further assigns to and empowers Assignee, its successors, assigns or nominees, all rights to make applications for patents or other farms of protection for said inventions, design modifications and improvements and to prosecute such applications as well as to claim and receive the benefit of the right of priority provided by the International Convention for the Protection of Industrial Property, as amended, or by any convention which may henceforth be substituted for it, and the right to invoke and claim such right of priority without further written or oral authorization.

     Assignor further agrees that Assignor will, with out charge to Assignee, but at Assignee’s expense (a) cooperate with Assignee in the prosecution of U.S. patent applications and foreign counterparts on the invention and any design modifications and improvements; b) execute, verify, acknowledge and deliver all such further papers, including patent applications and instruments of transfer; and (c) perform such other acts as Assignee lawfully may request to obtain, maintain, defend or enforce patent applications and patents for the inventions, design modifications and improvements in any and all countries, and to vest title thereto in Assignee, or Assignee’s successors and assigns.

     In the event that Assignee is unable for any reason whatsoever to secure Assignor’s signature to any document it is entitled to under the preceding paragraph, Assignor hereby irrevocably designates and appoints Assignee and its duly authorized officers and agents, as his agents and attorneys-in-fact to act for and on his behalf and instead of him, to execute and file any such document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Assignee.

     Assignee shall reimburse Assignor for all costs and expenses (including legal fees) incurred by Assignor in preparing and filing the Provisional Patent Application up to US$10,000.00. Assignee shall also make a one-time issuance to Assignor of 20,000 shares of the Company’s common stock, which shall be issued to Assignor after he has filed the Provisional Patent Application. Assignee shall further pay a royalty fee of $US0.25 per unit, or product within the scope of the Patent Rights (“Unit”), sold. Royalties due under this agreement shall be payable quarterly on a country-by-country basis until (i) the expiration of the last-to-expire issued patent included within the Patent Rights that has not been held invalid in a final decision of a court of competent jurisdiction, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue or otherwise, covering such Unit in such country or (ii) if no such patent has issued in a country, until the tenth anniversary of the first commercial sale of a Unit in such country. Assignee shall keep and maintain complete and accurate records of the transactions for the purpose of determining the royalty amounts payable under this Agreement. Such books and records shall be kept at the principal place of Assignee’s business for at least five (5) years following the end of the calendar quarter to which they pertain and will he made available to Assignor, or its representative, for inspection during ordinary business hours, no more than once every twelve (12) months. If any such examination shall disclose any deficiency of five percent (5%) or more, Assignee shall pay, in addition to such deficiency, the reasonable costs of such examination.

     Notwithstanding any provision to the contrary herein, Assignee shall promptly provide notice to Assignor of each country for which Assignee intends to file patent applications corresponding to the Patent Rights, but in no event less than ninety (90) days prior to the expiration of the deadline for filing such applications under applicable international law, If Assignee does not intend to file patent applications. Assignor may elect, at its sole cost and expense, to have Assignee file patent applications in any such country for which Assignee does not intend to file patent applications, provided that Assignor provides prior notice to Assignee no later than sixty (60) days prior to the filing deadline and advances the attorneys’ fees, costs and expenses of such filings anticipated by Assignee. In such event, Assignee will provide to Assignor a non-exclusive, non-transferable license under the Patent Rights to manufacture, market and sell products that embody the inventions described in the Patent Rights for those countries, subject to customary restrictions regarding quality assurance, trademark use, protection against gray market sales, and patent marking provisions of the intellectual property laws of the applicable countries in which the products are manufactured, distributed or sold.

Assignor may not sublicense the rights granted in this Agreement. In the event that Assignee abandons the patent applications, the Patent Rights may revert back to Assignor upon Assignor’s reimbursement of Assignee’s costs and expenses (including legal fees) incurred in connection with the patent applications. Assignee agrees to use reasonable commercial efforts to diligently file patent applications, unless pursuit and protection of the patent applications may infringe on other patents or be disputed, or Assignee determines, in its sole discretion, that the products cannot feasibly be manufactured, marketed or sold.

     Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any third party without the consent of the other party; provided, disclosures may be made as required by securities or other applicable laws, or to actual or prospective corporate partners, or to a party’s accountants, attorneys and other professional advisors.

     The parties further agree that, upon execution of this Agreement, the Consulting Agreement, attached hereto as Exhibit B and incorporated herein by reference, shall be the controlling agreement between the parties.

     This Agreement shall be governed by and enforced in accordance with the laws of the State of California and the United States of America, without giving effect to any conflicts of law principles.

     This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

     Each party represents that it has taken all necessary action to authorize the execution and delivery of this Agreement.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all such counterparts when taken together shall be deemed to be but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, as of the Effective Date.

ADRIAN MENZELL:	SAVE THE WORLD AIR, INC.:

/s/ ADRIAN MENZELL	By:	/s/ EUGENE E. EICHLER

Title: Chief Operating Officer
Date: February 24, 2004

On this 24th day of February, 2004, before me appeared Eugene Eichler and Adrian Menzell, the person who signed this instrument, who acknowledged that he/she signed it as a free act on his/her own behalf or on behalf of the Assignor with authority to do so.

State of California County of Los Angeles	) ) )	ss.	[PRISICILLA HARRIET DEVORE Commission # 1279247 Notary Public – California Los Angeles County My Comm. Expires Oct. 30, 2004] /s/ Priscilla Harriet Devore

Exhibit A

Provisional Patent Application

Exhibit B

Consulting Agreement

[agreement not entered into]

Schedule A

List of Patent Applications for Menzell Patent